Exhibit 10.1

CONFIDENTIAL DRAFT

May 27, 2024

Leland Westerfield

Re: Renewal Agreement

Dear Lee:

This letter confirms our mutual agreement to extend the term of your employment as Interim Chief Financial Officer and Interim Chief Accounting Officer of Veradigm Inc. (the “Company”) under the Letter Agreement, dated December 7, 2023, between you and the Company (the “Letter Agreement”) through December 31, 2024 (such term of employment, as extended pursuant to this letter, the “Term”). In addition, this letter confirms that 50% of the Success Bonus described in the Letter Agreement, in the amount of $100,000, shall be paid out in the next payroll cycle.

During the Term, the terms and conditions of your employment as described in the Letter Agreement will continue to apply.

In addition, a new section 3(d) shall be added to the Letter Agreement as follows:

d.

Change in Control Protection. In the event that a Change in Control (as defined in the Company’s 2024 Stock Incentive Plan) occurs prior to December 31, 2024; and (i) the Term ends prior to December 31, 2024 for any reason other than (x) a termination of your employment by the Company for Cause or (y) your resignation from employment with the Company other than for Good Reason; or (ii) the Term ends on December 31, 2024 by reason of the surviving entity following the Change in Control electing not to extend the Term and also electing to not otherwise make a substantially comparable offer of ongoing full-time employment; then you shall be entitled to receive your Base Pay through December 31, 2024, plus additional severance compensation in the amount of six (6) times your Base Pay, which equals six (6) additional months of cash compensation in the aggregate (subject to you executing and not revoking a general release of claims against the Company and its affiliates in a form reasonably satisfactory to the Company, if requested by the Company).

By your signature below, you agree to the extension of the Term as memorialized herein. Except as expressly provided herein, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

Sincerely,

/s/ Dave B. Stevens
Dave B. Stevens
Chairperson of the Compensation Committee

ACCEPTED BY:

/s/ Leland Westerfield
Leland Westerfield

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